EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of NeurogesX, Inc. is being filed on behalf of each of us.

March 31, 2011

Moshe Arkin /s/ Menachem Inbar By: Menachem Inbar* Title: Attorney-in-fact

M. Arkin (1999) Ltd. /s/ Menachem Inbar By: Menachem Inbar** Title: Attorney-in-fact for Moshe Arkin, Chairman of M. Arkin (1999) Ltd.

Sphera Funds Management Ltd. /s/ Ron Senator By: Ron Senator*** Title: Director /s/ Doron Breen By: Doron Breen*** Title: Director

/s/ Israel Mor Israel Mor

/s/ Doron Breen Doron Breen

/s/ Ron Senator Ron Senator

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin, and attached hereto as Exhibit 2.

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin as Chairman of M. Arkin (1999) Ltd., and attached hereto as Exhibit 3.

*** Duly authorized by Unanimous Written Consent of the Board of Directors of Sphera Funds Management Ltd. allowing Ron Senator, Doron Breen, and Israel Mor, any two of whom acting together, to bind Sphera Funds Management Ltd. for any and all matters, dated July 1, 2010, and attached hereto as Exhibit 4.